Exhibit 99.1
Bright Horizons Family Solutions Reports Second Quarter of 2022 Financial Results
NEWTON, MA - (BUSINESS WIRE) - August 2, 2022 - Bright Horizons Family Solutions® Inc. (NYSE: BFAM), a leading provider of high-quality education and care solutions designed to help employers support employees across life and career stages, today announced financial results for the second quarter of 2022 and revised financial guidance for 2022.
Second Quarter 2022 Highlights (compared to Second Quarter 2021):
•Revenue of $490 million (increase of 11%)
•Income from operations of $48 million (increase of 41%)
•Net income of $25 million and diluted earnings per common share of $0.42 (increases of 33% and 35%, respectively)
Non-GAAP measures
•Adjusted income from operations* of $50 million (increase of 48%)
•Adjusted EBITDA* of $83 million (increase of 22%)
•Adjusted net income* of $42 million and diluted adjusted earnings per common share* of $0.71 (increases of 41% and 45%, respectively)
“We continued to make good progress in our second quarter with 11% revenue growth and 45% adjusted EPS growth,” said Stephen Kramer, Chief Executive Officer. “Occupancy levels improved sequentially and, in June, traditional back-up use eclipsed pre-COVID-19 levels for the first time since the pandemic began. While the operating environment remains fluid, we continue to be very optimistic about our strategy, operating quality and discipline, the strength and value of our client relationships and the commitment of our employees.”
“We are also thrilled to announce we completed the acquisition of Only About Children on July 1st. Our teams have been working hard on the integration and we remain very excited about the possibilities this acquisition brings to Bright Horizons’ global platform.”
Second Quarter 2022 Results
Revenue increased $48.9 million, or 11%, in the second quarter of 2022 from the second quarter of 2021, primarily attributable to enrollment gains at our centers and expanded sales and utilization of back-up care services, partially offset by lower foreign currency exchange rates for our United Kingdom and Netherlands operations. While we continued to see steady gains in enrollment in our child care centers during the quarter, our centers are still operating below pre-COVID-19 enrollment levels during this re-ramping phase.
Income from operations was $47.8 million for the second quarter of 2022 compared to $34.0 million for the second quarter of 2021, representing a 41% increase. The increase in income from operations reflects improved gross profit contributions in the full service center-based child care segment arising from increased enrollment and a higher level of support from government programs compared to the prior year. Net income was $24.9 million for the second quarter of 2022 compared to $18.8 million for the second quarter of 2021, an increase of 33%, due to the increase in income from operations noted above, partially offset by transaction costs associated with acquisitions and a higher effective tax rate. Diluted earnings per common share was $0.42 for the second quarter of 2022 compared to $0.31 for the second quarter of 2021.
In the second quarter of 2022, adjusted EBITDA* increased $15.1 million, or 22%, to $83.1 million, and adjusted income from operations* increased $16.3 million, or 48%, to $50.3 million from the second quarter of 2021, due primarily to the increase in gross profit in the full service center-based child care segment. Adjusted net income* increased $12.3 million, or 41%, to $42.1 million, due to the increase in income from operations, partially offset by a higher effective tax rate. Diluted adjusted earnings per common share* was $0.71 for the second quarter of 2022 compared to $0.49 for the same period in 2021.
As of June 30, 2022, the Company had more than 1,350 client relationships with employers across a diverse array of industries, and operated 1,014 early education and child care centers with the capacity to serve approximately 114,000 children and their families, of which 992 early education and child care centers were open.
*Adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share are non-GAAP measures. Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, and at times, non-recurring costs, such as loss on foreign currency forward contracts and transaction costs. Adjusted income from operations represents income from operations before non-recurring costs, such as transaction costs. Adjusted net income represents net income determined in accordance with GAAP, adjusted for stock-based compensation expense, amortization expense, and non-recurring costs, such as loss on foreign currency forward contracts and transaction costs, and the income tax provision (benefit) thereon. Diluted adjusted earnings per common share is a non-GAAP measure, calculated using adjusted net income. These non-GAAP measures are more fully described and are reconciled from the respective measures determined under GAAP in “Presentation of Non-GAAP Measures” and the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations,” respectively.
Balance Sheet and Liquidity
Bright Horizons has a strong balance sheet, with $270 million of cash and cash equivalents and $400 million available for borrowing under our revolving credit facility at June 30, 2022. In the six months ended June 30, 2022, we generated approximately $125.8 million of cash from operations, compared to $135.7 million for the same period in 2021, and made investments in fixed assets, other investments and acquisitions totaling $23.1 million, compared to $37.7 million for the same period in the prior year.
2022 Revised Outlook
Although the ongoing impact of the COVID-19 pandemic continues to affect our global operations, we remain focused on our strategic priorities to deliver high-quality education, care and workforce services. Based on current trends and expectations, we have revised 2022 guidance and we currently expect fiscal year 2022 revenue to be approximately $2.0 billion, which includes expected contributions from Only About Children, and diluted adjusted earnings per common share in the range of $2.60 to $2.75. The Company will provide additional information on its outlook during its earnings conference call.
Conference Call
Bright Horizons Family Solutions will host an investor conference call today at 5:00 pm ET to discuss the results for the second quarter of 2022, as well as the Company’s updated business outlook, its strategy and operating expectations. Interested parties are invited to listen to the conference call by dialing 1-877-407-9039 or, for international callers, 1-201-689-8470, and asking for the Bright Horizons Family Solutions conference call moderated by Chief Executive Officer Stephen Kramer. Replays of the entire call will be available through August 23, 2022 at 1-844-512-2921 or, for international callers, at 1-412-317-6671, conference ID #13726920. A link to the audio webcast of the conference call and a copy of this press release are also available through the Investor Relations section of the Company’s web site, www.brighthorizons.com.
Forward-Looking Statements
This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results may vary significantly from the results anticipated in these forward-looking statements, which can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts, including statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, operating expectations, the effects of the COVID-19 pandemic on our operations, our investments, impact of our services, our market position, our client relations and partners, our future opportunities and business model, our post-pandemic recovery, enrollment and occupancy levels, long-term growth strategy and value, estimated effective tax rate and tax expense and benefits, our care solutions, quality and expanded service offerings, our ability to respond to changing demands, contributions from acquisitions, our future business and financial performance, and our revised 2022 financial guidance. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The Company believes that these risks and uncertainties include, but are not limited to, prolonged disruptions to our operations as a result of the COVID-19 pandemic, including current conditions and future developments in the public health arena; the continued impact of COVID-19 on the global economy; developments in the persistence and treatment of COVID-19 and its variants; the approval, delivery, effectiveness and public acceptance of vaccines for adults and children; vaccine and workplace mandates; the availability or lack of government support; changes in the demand for child care, dependent care and other workplace solutions, including variations in enrollment trends and lower than expected demand from employer sponsor clients as well as variations in return to work protocols; the constrained labor market for teachers and staff and ability to hire and retain talent; the possibility that acquisitions may disrupt our operations and expose us to additional risk; increased costs resulting from enhanced health and safety protocols and physical distancing; our ability to pass on our increased costs; our indebtedness and the terms of such indebtedness; our ability to withstand seasonal fluctuations in the demand for our services; our ability to implement our growth strategies successfully; changes in tax rates or policies or in rates of inflation; and other risks and uncertainties more fully described in the “Risk Factors” section of our Annual Report on Form 10-K filed on February 25, 2022, and other factors disclosed from time to time in our other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.
Presentation of Non-GAAP Measures
In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements - adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share - which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance indicators for the purpose of evaluating performance internally, and in connection with determining incentive compensation for Company management, including executive officers. Adjusted EBITDA is also used in connection with the determination of certain ratio requirements under our credit agreement. We also believe these non-GAAP measures provide investors with useful information with respect to our historical operations. These non-GAAP measures are not intended to replace, and should not be considered superior to, the presentation of our financial results in accordance with GAAP. The use of the terms adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.
With respect to our outlook for diluted adjusted earnings per common share, we do not provide the most directly comparable GAAP financial measure or corresponding reconciliation to such GAAP financial measure on a forward-looking basis. We are unable to predict with reasonable certainty and without unreasonable effort certain items such as the timing and amount of excess income tax benefits, transaction costs, and other non-recurring costs, as well as gains or losses from the early retirement of debt and the outcome from legal proceedings. These items are uncertain, depend on various factors outside our management’s control, and could significantly impact, either individually or in the aggregate, our future period earnings per common share as calculated and presented in accordance with GAAP.
For more information regarding adjusted EBITDA, adjusted income from operations, adjusted net income and diluted adjusted earnings per common share, please see the reconciliation of GAAP financial measures to the non-GAAP financial measures in the attached table “Bright Horizons Family Solutions Inc. Non-GAAP Reconciliations.”
About Bright Horizons Family Solutions Inc.
Bright Horizons® is a leading global provider of high-quality early education and child care, back-up care, and workforce education services. For 35 years, we have partnered with employers to support workforces by providing services that help working families and employees thrive personally and professionally. Bright Horizons operates approximately 1,100 early education and child care centers in the United States, the United Kingdom, the Netherlands, Australia and India, and serves more than 1,350 of the world’s leading employers. Bright Horizons’ early education and child care centers, back-up child and elder care, and workforce education programs help employees succeed at each life and career stage. For more information, go to www.brighthorizons.com.
Contacts:

Investors:
Elizabeth Boland
Chief Financial Officer - Bright Horizons
eboland@brighthorizons.com
617-673-8125

Michael Flanagan
Senior Director of Investor Relations - Bright Horizons
michael.flanagan@brighthorizons.com
617-673-8720

Media:
Ilene Serpa
Vice President - Communications - Bright Horizons
iserpa@brighthorizons.com
617-673-8044

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended June 30,
	2022	%	2021	%

	(In thousands, except share data)
Revenue	$490,341	100.0%	$441,478	100.0%
Cost of services	361,816	73.8%	335,496	76.0%
Gross profit	128,525	26.2%	105,982	24.0%
Selling, general and administrative expenses	73,673	15.0%	64,458	14.6%
Amortization of intangible assets	7,030	1.4%	7,512	1.7%
Income from operations	47,822	9.8%	34,012	7.7%
Loss on foreign currency forward contracts	(5,917)	(1.2)%	—	—%
Interest expense — net	(7,942)	(1.7)%	(9,580)	(2.2)%
Income before income tax	33,963	6.9%	24,432	5.5%
Income tax expense	(9,018)	(1.8)%	(5,617)	(1.2)%
Net income	$24,945	5.1%	$18,815	4.3%

Earnings per common share:
Common stock — basic	$0.42		$0.31
Common stock — diluted	$0.42		$0.31

Weighted average common shares outstanding:
Common stock — basic	59,113,044		60,551,528
Common stock — diluted	59,252,869		61,106,792

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Six Months Ended June 30,
	2022	%	2021	%

	(In thousands, except share data)
Revenue	$950,750	100.0%	$832,318	100.0%
Cost of services	712,166	74.9%	644,978	77.5%
Gross profit	238,584	25.1%	187,340	22.5%
Selling, general and administrative expenses	145,419	15.3%	124,568	15.0%
Amortization of intangible assets	14,179	1.5%	15,052	1.8%
Income from operations	78,986	8.3%	47,720	5.7%
Loss on foreign currency forward contracts	(5,917)	(0.6)%	—	—%
Interest expense — net	(14,988)	(1.6)%	(18,596)	(2.2)%
Income before income tax	58,081	6.1%	29,124	3.5%
Income tax expense	(13,730)	(1.4)%	(3,177)	(0.4)%
Net income	$44,351	4.7%	$25,947	3.1%

Earnings per common share:
Common stock — basic	$0.75		$0.43
Common stock — diluted	$0.74		$0.42

Weighted average common shares outstanding:
Common stock — basic	59,103,884		60,573,237
Common stock — diluted	59,334,107		61,216,383

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2022	December 31, 2021

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$270,425	$260,980
Accounts receivable — net	171,114	210,971
Prepaid expenses and other current assets	75,370	68,320
Total current assets	516,909	540,271
Fixed assets — net	558,143	598,134
Goodwill	1,441,185	1,481,725
Other intangible assets — net	235,769	251,032
Operating lease right-of-use assets	678,809	696,425
Other assets	94,578	72,460
Total assets	$3,525,393	$3,640,047
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$16,000	$16,000
Accounts payable and accrued expenses	208,458	197,366
Current portion of operating lease liabilities	87,130	87,341
Deferred revenue and other current liabilities	287,770	321,468
Total current liabilities	599,358	622,175
Long-term debt — net	968,989	976,396
Operating lease liabilities	686,971	703,911
Deferred income taxes	51,817	48,509
Other long-term liabilities	99,272	109,780
Total liabilities	2,406,407	2,460,771
Total stockholders’ equity	1,118,986	1,179,276
Total liabilities and stockholders’ equity	$3,525,393	$3,640,047

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2022	2021

	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$44,351	$25,947
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	50,661	55,392
Stock-based compensation expense	13,768	11,135
Loss on foreign currency forward contracts	5,917	—
Deferred income taxes	(4,269)	2,238
Other non-cash adjustments — net	(451)	513
Changes in assets and liabilities	15,793	40,500
Net cash provided by operating activities	125,770	135,725
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets — net	(19,246)	(28,463)
Proceeds from the maturity of debt securities and sale of other investments	11,009	10,500
Purchases of debt securities and other investments	(7,030)	(10,611)
Settlement of foreign currency forward contracts	(4,591)	—
Payments and settlements for acquisitions — net of cash acquired	(3,282)	(9,082)
Net cash used in investing activities	(23,140)	(37,656)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments of long-term debt	(8,000)	(5,375)
Payments of debt issuance costs	—	(2,057)
Purchase of treasury stock	(72,554)	(70,346)
Proceeds from issuance of common stock upon exercise of options and restricted stock upon purchase	10,554	28,180
Taxes paid related to the net share settlement of stock options and restricted stock	(5,154)	(7,142)
Payments of contingent consideration for acquisitions	(13,865)	—
Net cash used in financing activities	(89,019)	(56,740)
Effect of exchange rates on cash, cash equivalents and restricted cash	(2,215)	(675)
Net increase in cash, cash equivalents and restricted cash	11,396	40,654
Cash, cash equivalents and restricted cash — beginning of period	265,281	388,465
Cash, cash equivalents and restricted cash — end of period	$276,677	$429,119

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
SEGMENT INFORMATION
(Unaudited)

	Full service center-based child care	Back-up care	Educational advisory and other services	Total

	(In thousands)
Three Months Ended June 30, 2022
Revenue	$371,316	$91,714	$27,311	$490,341
Income from operations	19,722	25,119	2,981	47,822
Adjusted income from operations (1)	22,219	25,119	2,981	50,319
As a percentage of revenue	6%	27%	11%	10%

Three Months Ended June 30, 2021
Revenue	$334,427	$81,484	$25,567	$441,478
Income from operations	4,062	24,769	5,181	34,012
Adjusted income from operations	4,062	24,769	5,181	34,012
As a percentage of revenue	1%	30%	20%	8%
(1)     For the three months ended June 30, 2022, adjusted income from operations for the full service center-based child care segment represents income from operations excluding transaction costs of $2.5 million related to acquisitions.

	Full service center-based child care	Back-up care	Educational advisory and other services	Total

	(In thousands)
Six Months Ended June 30, 2022
Revenue	$725,248	$172,558	$52,944	$950,750
Income from operations	26,883	45,577	6,526	78,986
Adjusted income from operations (1)	29,380	45,577	6,526	81,483
As a percentage of revenue	4%	26%	12%	9%

Six Months Ended June 30, 2021
Revenue	$624,746	$157,839	$49,733	$832,318
Income (loss) from operations	(13,905)	51,959	9,666	47,720
Adjusted income (loss) from operations	(13,905)	51,959	9,666	47,720
As a percentage of revenue	(2)%	33%	19%	6%
(1)     For the six months ended June 30, 2022, adjusted income from operations for the full service center-based child care segment represents income from operations excluding transaction costs of $2.5 million related to acquisitions.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.
NON-GAAP RECONCILIATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

	(In thousands, except share data)
Net income	$24,945	$18,815	$44,351	$25,947
Interest expense — net	7,942	9,580	14,988	18,596
Income tax expense	9,018	5,617	13,730	3,177
Depreciation	18,055	20,598	36,482	40,340
Amortization of intangible assets (a)	7,030	7,512	14,179	15,052
EBITDA	66,990	62,122	123,730	103,112
As a percentage of revenue	14%	14%	13%	12%
Additional adjustments:
Stock-based compensation expense (b)	7,672	5,829	13,768	11,135
Loss on foreign currency forward contracts (c)	5,917	—	5,917	—
Other costs (d)	2,497	—	2,497	—
Total adjustments	16,086	5,829	22,182	11,135
Adjusted EBITDA	$83,076	$67,951	$145,912	$114,247
As a percentage of revenue	17%	15%	15%	14%

Income from operations	$47,822	$34,012	$78,986	$47,720
Other costs (d)	2,497	—	2,497	—
Adjusted income from operations	$50,319	$34,012	$81,483	$47,720
As a percentage of revenue	10%	8%	9%	6%

Net income	$24,945	$18,815	$44,351	$25,947
Income tax expense	9,018	5,617	13,730	3,177
Income before income tax	33,963	24,432	58,081	29,124
Amortization of intangible assets (a)	7,030	7,512	14,179	15,052
Stock-based compensation expense (b)	7,672	5,829	13,768	11,135
Loss on foreign currency forward contracts (c)	5,917	—	5,917	—
Other costs (d)	2,497	—	2,497	—
Adjusted income before income tax	57,079	37,773	94,442	55,311
Adjusted income tax expense (e)	(14,966)	(7,932)	(24,606)	(11,615)
Adjusted net income	$42,113	$29,841	$69,836	$43,696
As a percentage of revenue	9%	7%	7%	5%

Weighted average common shares outstanding — diluted	59,252,869	61,106,792	59,334,107	61,216,383
Diluted adjusted earnings per common share	$0.71	$0.49	$1.18	$0.71

(a)Amortization of intangible assets represents amortization expense, including quarterly amortization expense of $5.0 million associated with intangible assets recorded in connection with our going private transaction in May 2008.
(b)Stock-based compensation expense represents non-cash stock-based compensation expense in accordance with Accounting Standards Codification Topic 718, Compensation-Stock Compensation.
(c)During the three months ended June 30, 2022, the Company entered into foreign currency forward contracts for the purchase of Australian dollars to satisfy the purchase price of an acquisition completed in July 2022. The Company entered into the foreign currency forwards to lock the purchase price in US dollars at closing and mitigate the impact of any foreign currency fluctuations. A loss of $5.9 million resulting from fluctuations in foreign currency rates was recognized during the three months ended June 30, 2022 in relation to these contracts.
(d)Other costs represents transaction costs incurred in connection with acquisitions.
(e)Adjusted income tax expense represents income tax expense calculated on adjusted income before income tax at an effective tax rate of approximately 26% and 21% for the three and six months ended June 30, 2022 and 2021, respectively. The tax rate for 2022 represents a tax rate of approximately 27% applied to the expected adjusted income before income tax, less the estimated effect of excess tax benefits related to equity transactions. However, the jurisdictional mix of the expected adjusted income before income tax for the full year, and the timing and volume of the tax benefits associated with future equity activity will affect these estimates and the estimated effective tax rate for the year.